EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012

	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$85,368	$117,258	$133,774	$63,084	$144,180	$521	$53,539
Fixed charges	118,177	127,881	121,862	153,658	313,213	57,851	91,439
Capitalized interest	(12,526)	(25,029)	(41,170)	(20,792)	(13,164)	(4,665)	(2,420)
Amortized premiums, discounts and capitalized expenses related to indebtedness	8,413	11,231	11,898	13,945	13,905	3,716	3,693
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(238)	(126)	342	(357)	4,894	242	1,056
Earnings	$199,194	$231,215	$226,706	$209,538	$463,028	$57,665	$147,307

Fixed charges:
Interest expense(1)	$114,064	$114,083	$92,590	$146,811	$313,954	$56,902	$92,712
Capitalized interest	12,526	25,029	41,170	20,792	13,164	4,665	2,420
Amortized premiums, discounts and capitalized expenses related to indebtedness	(8,413)	(11,231)	(11,898)	(13,945)	(13,905)	(3,716)	(3,693)
Fixed charges	$118,177	$127,881	$121,862	$153,658	$313,213	$57,851	$91,439

Consolidated ratio of earnings to fixed charges	1.69	1.81	1.86	1.36	1.48	1.00	1.61

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$85,368	$117,258	$133,774	$63,084	$144,180	$521	$53,539
Fixed charges	118,177	127,881	121,862	153,658	313,213	57,851	91,439
Capitalized interest	(12,526)	(25,029)	(41,170)	(20,792)	(13,164)	(4,665)	(2,420)
Amortized premiums, discounts and capitalized expenses related to indebtedness	8,413	11,231	11,898	13,945	13,905	3,716	3,693
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(238)	(126)	342	(357)	4,894	242	1,056
Earnings	$199,194	$231,215	$226,706	$209,538	$463,028	$57,665	$147,307

Fixed charges:
Interest expense(1)	$114,064	$114,083	$92,590	$146,811	$313,954	$56,902	$92,712
Capitalized interest	12,526	25,029	41,170	20,792	13,164	4,665	2,420
Amortized premiums, discounts and capitalized expenses related to indebtedness	(8,413)	(11,231)	(11,898)	(13,945)	(13,905)	(3,716)	(3,693)
Fixed charges	118,177	127,881	121,862	153,658	313,213	57,851	91,439
Preferred stock dividends	25,130	23,201	22,079	21,645	60,502	8,680	19,207
Combined fixed charges and preferred stock dividends	$143,307	$151,082	$143,941	$175,303	$373,715	$66,531	$110,646

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.39	1.53	1.57	1.20	1.24	0.87	1.33

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at March 31, 2012 to discontinued operations.